Contact: Barbara B. Lucas
                                                Senior Vice President
                                                Public Affairs
                                                410-716-2980

                                                Mark M. Rothleitner
                                                Vice President
                                                Investor Relations and Treasurer
                                                410-716-3979


FOR IMMEDIATE RELEASE:  Thursday, October 21, 2004

Subject: Court Rules in Black & Decker's Favor in Tax Case

Towson, MD - The Black & Decker Corporation (NYSE: BDK) today announced that the United States District Court of Maryland has granted the Corporation's motion for summary judgment on its complaint against the United States Internal Revenue Service and the related IRS counterclaim.

     The Corporation had filed a complaint against the IRS seeking refunds of approximately $57 million, plus interest, and the IRS subsequently filed a counterclaim relating to the disallowance of certain capital loss deductions. As previously disclosed in the Corporation's filings with the Securities and Exchange Commission, should the IRS prevail in its disallowance of these capital loss deductions and imposition of related interest, it would result in a cash outflow by the Corporation of approximately $140 million.

     In its opinion, the Court ruled in the Corporation's favor that the capital losses cannot be disallowed by the IRS. The IRS can appeal this decision, in which event a final resolution of the case may not occur until 2005 or later.

                                     (more)

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     This  release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the "Forward-Looking Statements" sections in Black & Decker's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

     Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.
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